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                                                  EXHIBIT 99.3


         [letterhead of Blank, Rome, Comisky & McCauley]

                          July 12, 1995

BY FACSIMILE

Stephen H. Case, Esquire
Davis, Polk & Wardwell
1400 I Street, N.W.
Washington, DC  20005

Dear Steve:

          The facsimile cover sheet which accompanied Herbert H.
Haft's July 7, 1995 letter to Ronald S. Haft came from Davis,
Polk & Wardwell so I will respond, on behalf of Ronald S. Haft, directly to you.

          Herbert H. Haft's demand to rescind the July 28, 1993 sale of 172,730 shares of Dart Group Corporation Class B Common Stock to Ronald S. Haft is rejected. In revoking the proxy, Ronald Haft did not in any way repudiate the sale of stock from Herbert Haft to Ronald Haft on that date. Without limiting the foregoing, Ronald Haft did not repudiate the promissory note still outstanding (and as to which Herbert Haft already has received two interest payments) or any other aspects of the July 1993 transaction.

          The sole issue raised by Ronald Haft's letter to Herbert Haft of June 30, 1995 is whether Ronald Haft or
Herbert Haft should be allowed to vote the stock in question. It is our view that the proxy, which is subject to Delaware law, is, notwithstanding its title, revokable by Ronald Haft in the circumstances which exist today. Even if one were to accept your client's position that the proxy was irrevocable when it was signed (which we do not concede), your client's misuse of that proxy, breach of contract and breach of fiduciary duty, as well as other misdeeds, now give Ronald Haft the right to revoke the proxy.

          Herbert Haft's effort to use Ronald Haft's revocation of the proxy as the basis to demand rescission of the stock purchase is pretextual. Herbert Haft's letter reflects that you have decided to create an urgent issue where none exists. Either you are right and Herbert will be able to vote the stock, or, Ronald is right and Ronald will be able to vote the stock. In any event, there is a Standstill Order of the Delaware Chancery Court currently in effect which prevents Dart from recognizing stockholder action. Furthermore, we know of no stockholder vote that has been scheduled by Dart



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Stephen H. Case, Esquire
July 12, 1995
Page 2
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and Ronald Haft has no present intention of voting the stock.
Therefore, we fail to see any urgency relating to the narrow question of whether Ronald Haft or Herbert Haft will have the right to vote the stock in the future.

                              Very truly yours,

                              /s/ STUART M. GRANT
                              Stuart M. Grant

cc:  Stephen H. Brogan, Esquire
     Elliot Arditti, Esquire (Corporate Secretary - Dart Group
     Corporation)






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